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EXHIBIT 99.1

Contacts:
InterDent, Inc.	Lippert/Heilshorn & Associates
Michael Fiore	Lillian Armstrong (larmstrong@lhai.com)
Co-Chairman and CEO	(415) 433-3777
(310) 765-2400	John Heilshorn (jheilshorn@lhai.com)
www.interdent.com	(212) 838-3777

- INTERDENT REQUESTS HEARING WITH NASDAQ TO APPEAL STAFF DETERMINATION -
-BOARD OF DIRECTORS AUTHORIZES 6-to-1 REVERSE STOCK SPLIT -

    El Segundo, CA—June 29, 2001—InterDent, Inc. (NASDAQ NM: DENT) today announced it received a Nasdaq Staff Determination on June 22, 2001 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Market Place Rule 4450(a)(5), and that its securities are therefore, subject to delisting from The Nasdaq National Market. The Company has requested a hearing before a Nasdaq Listings Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company's request for continued listing.

    In an effort to address the Nasdaq minimum bid price requirement for continued listing, InterDent's Board of Directors has authorized a 6 to 1 reverse stock split. The reverse stock split will be subject to stockholder approval. The Company has also informed Nasdaq that if its appeal is unsuccessful, it intends to apply for listing of its securities on the Nasdaq SmallCap Market.

    InterDent provides dental management services in 153 locations in California, Oregon, Washington, Nevada, Arizona, Hawaii, Idaho, Oklahoma and Kansas with total annualized patient revenues under management of approximately $250 million. The Company is continuing to build an integrated support environment utilizing information technologies to enable dental professionals to provide patients with high quality, comprehensive, convenient and cost-effective care. InterDent also owns a stake in Dental X Change, an advanced internet portal servicing the professional dental community. More information about Dental X Change is available through the press releases on their website, www.dentalxchange.com.

    This press release contains forward looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks and uncertainties include the ability of the Company to successfully appeal the Nasdaq Staff Determination, the ability of the Company to obtain stockholder approval of a 6 to 1 reverse stock split and whether such stock split will enable the Company to achieve and maintain the Nasdaq minimum bid price requirement for continued listing on the Nasdaq National Market, and the Company' ability to continue to comply with other Nasdaq National Market continued listing requirements. The forward-looking statements should be considered in light of these risks and uncertainties as well as other factors disclosed in the Company's fillings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's outlook as of today, and the Company undertakes no obligation to update these forward-looking statements.

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INTERDENT REQUESTS HEARING WITH NASDAQ TO APPEAL STAFF DETERMINATION - -BOARD OF DIRECTORS AUTHORIZES 6-to-1 REVERSE STOCK SPLIT
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